Exhibit 18.2

February 24, 2016

Wisconsin Power and Light Company
4902 N. Biltmore Lane
Madison, Wisconsin 53718

Dear Sirs/Madams:

We have audited the consolidated financial statements and financial statement schedule of Wisconsin Power and Light Company and subsidiary (the “Company”) as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, included in the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 24, 2016, which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in the Company’s method of calculating its income tax provision and related deferred tax assets and liabilities from the parent company down approach to the modified separate return approach. Note 1 to such consolidated financial statements contains a description of the Company’s adoption during the year ended December 31, 2015, of the new method of calculating its income tax provision and related deferred tax assets and liabilities. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin